Exhibit 23.3

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of MarsProtocol Inc. on Amendment No. 2 to Form F-4 of our report dated March 31, 2023, relating to the consolidated financial statements of Mega Matrix Corp. (the “Company”) as of December 31, 2022 and 2021 (Successor Company) and September 29, 2021 (Predecessor Company), and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022, for the period from September 30,2021 to December 31, 2021 (Successor Company), and for the prior from January 1, 2021 to September 29, 2021 (Predecessor

Company).

We also consent to the reference to us under the caption “Experts” in such Prospectus/Proxy Statement.

/s/ Audit Alliance LLP

Singapore

December 29, 2023